                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               CLARK/BARDES, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    180668105
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2001
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a
                                   cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
 Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to
            all other provisions of the Act (however, see the Notes).

-------------------------------                                                 --------------------------------------
CUSIP No. 180668105                              SCHEDULE 13G                               Page 2 of 14
-------------------------------                                                 --------------------------------------

----------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Swiss Reinsurance Company
----------------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                  (a)      |_|
                                                                                  (b)      |_|
                    Not Applicable
----------------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Switzerland
----------------------------------------------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY           5        SOLE VOTING POWER
  OWNED BY EACH REPORTING PERSON                   -0-
               WITH                 ----------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER
                                                   1,100,000
                                    ----------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER
                                                   -0-
                                    ----------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER
                                                   1,100,000
----------------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,100,000
----------------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (SEE INSTRUCTIONS)                                      |_|

----------------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6%
----------------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    HC, CO
----------------------------------------------------------------------------------------------------------------------

-------------------------------                                                 --------------------------------------
CUSIP No. 180668105                              SCHEDULE 13G                               Page 3 of 14
-------------------------------                                                 --------------------------------------

----------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Swiss Re America Holding Corporation
----------------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                  (a)      |_|
                                                                                  (b)      |_|
                    Not Applicable
----------------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
----------------------------------------------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY           5        SOLE VOTING POWER
  OWNED BY EACH REPORTING PERSON                   -0-
               WITH                 ----------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER
                                                   1,100,000
                                    ----------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER
                                                   -0-
                                    ----------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER
                                                   1,100,000
----------------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,100,000
----------------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (SEE INSTRUCTIONS)                                      |_|

----------------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6%
----------------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    HC, CO
----------------------------------------------------------------------------------------------------------------------

-------------------------------                                                 --------------------------------------
CUSIP No. 180668105                              SCHEDULE 13G                               Page 4 of 14
-------------------------------                                                 --------------------------------------

----------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Conning Corporation
                    (IRS No. 43-1719355)
----------------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                  (a)      |_|
                                                                                  (b)      |_|
                    Not Applicable
----------------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Missouri
----------------------------------------------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY           5        SOLE VOTING POWER
  OWNED BY EACH REPORTING PERSON                   -0-
               WITH                 ----------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER
                                                   1,100,000
                                    ----------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER
                                                   -0-
                                    ----------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER
                                                   1,100,000
----------------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,100,000
----------------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (SEE INSTRUCTIONS)                                      |_|

----------------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6%
----------------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    HC, CO
----------------------------------------------------------------------------------------------------------------------

-------------------------------                                                 --------------------------------------
CUSIP No. 180668105                              SCHEDULE 13G                               Page 5 of 14
-------------------------------                                                 --------------------------------------

----------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Conning, Inc.
                    (IRS No. 06-1174587)
----------------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                  (a)      |_|
                                                                                  (b)      |_|
                    Not Applicable
----------------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
----------------------------------------------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY           5        SOLE VOTING POWER
  OWNED BY EACH REPORTING PERSON                   -0-
               WITH                 ----------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER
                                                   1,100,000
                                    ----------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER
                                                   -0-
                                    ----------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER
                                                   1,100,000
----------------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,100,000
----------------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (SEE INSTRUCTIONS)                                      |_|

----------------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6%
----------------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    HC, CO
----------------------------------------------------------------------------------------------------------------------

-------------------------------                                                 --------------------------------------
CUSIP No. 180668105                              SCHEDULE 13G                               Page 6 of 14
-------------------------------                                                 --------------------------------------

----------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Conning & Company
                    (IRS No. 06-1174588)
----------------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                  (a)      |_|
                                                                                  (b)      |_|
                    Not Applicable
----------------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION
                    Connecticut
----------------------------------------------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY           5        SOLE VOTING POWER
  OWNED BY EACH REPORTING PERSON                   -0-
               WITH                 ----------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER
                                                   1,100,000
                                    ----------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER
                                                   -0-
                                    ----------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER
                                                   1,100,000
----------------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,100,000
----------------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (SEE INSTRUCTIONS)                                      |_|

----------------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6%
----------------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    HC, CO , IA
----------------------------------------------------------------------------------------------------------------------

-------------------------------                                                 --------------------------------------
CUSIP No. 180668105                              SCHEDULE 13G                               Page 7 of 14
-------------------------------                                                 --------------------------------------

----------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Conning Investment Partners V, LLC
                    (IRS No. 06-1492880)
----------------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                  (a)      |_|
                                                                                  (b)      |_|
                    Not Applicable
----------------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
----------------------------------------------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY           5        SOLE VOTING POWER
  OWNED BY EACH REPORTING PERSON                   -0-
               WITH                 ----------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER
                                                   1,100,000
                                    ----------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER
                                                   -0-
                                    ----------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER
                                                   1,100,000
----------------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,100,000
----------------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (SEE INSTRUCTIONS)                                      |_|

----------------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6%
----------------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    HC, OO
----------------------------------------------------------------------------------------------------------------------

-------------------------------                                                 --------------------------------------
CUSIP No. 180668105                              SCHEDULE 13G                               Page 8 of 14
-------------------------------                                                 --------------------------------------

----------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Conning Capital Partners V, L.P.
                    (IRS No. 06-1492881)
----------------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                  (a)      |_|
                                                                                  (b)      |_|
                    Not Applicable
----------------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
----------------------------------------------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY           5        SOLE VOTING POWER
  OWNED BY EACH REPORTING PERSON                   -0-
               WITH                 ----------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER
                                                   1,100,000
                                    ----------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER
                                                   -0-
                                    ----------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER
                                                   1,100,000
----------------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,100,000
----------------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (SEE INSTRUCTIONS)                                      |_|

----------------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6%
----------------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    PN
----------------------------------------------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            Clark/Bardes, Inc. (the "Issuer").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            102 S. Wynstone Park Drive, Suite 200
            North Barrington, IL 60010

ITEM 2(a).  NAME OF PERSON(S) FILING:

            Swiss Reinsurance Company
            By:  Markus U. Diethelm, Member of Senior Management

            Swiss Re America Holding Corporation
            By:  John T. Baily, Vice President

            Conning Corporation ("Conning Corp.")
            By: Paul W. Kopsky, Executive Vice-President

            Conning, Inc.
            By: Paul W. Kopsky, Executive Vice-President

            Conning & Company ("Conning")
            By: Paul W. Kopsky, Executive Vice-President

            Conning Investment Partners V, LLC ("Conning Investment")
            By: Preston B. Kavanagh, Senior Vice-President

            Conning Capital Partners V, L.P. ("CCPLP V")
            By: Preston B. Kavanagh, Senior Vice-President

            This statement is being filed jointly by the above-listed parties due to the following corporate structure: Swiss Reinsurance Company owns all of the outstanding capital stock of Swiss Re America Holding Corporation, which owns all of the outstanding capital stock of Conning Corp. Conning Corp. owns all of the outstanding capital stock of Conning, Inc., which owns all of the outstanding capital stock of Conning, which is the managing member of Conning Investment, which is the general partner of CCPLP V, which directly owns 1,100,000 shares of common stock, par value $0.01 per share, of the Issuer (the "Common Stock"). Conning Corp., Conning, Inc., Conning, Conning Investment and CCPLP V are collectively referred to herein as the "Conning Entities." By virtue of the relationships described above, Swiss Reinsurance Company and Swiss Re America Holding Corporation (collectively, the "Swiss Re Entities") may be deemed to beneficially own all of the shares of Common Stock beneficially owned by the Conning Entities. A copy of the agreement among the reporting persons that this Schedule 13G is filed on behalf of (collectively, the "Reporting Persons") is attached hereto as Exhibit A. Because of the relationships described in this Item 2(a), the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Act"), and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For:  Swiss Reinsurance Company
            Mythenquai 50/60
            8022 Zurich, Switzerland

            For:  Swiss Re America Holding Corporation
            175 King Street
            Armonk, New York 10504

            For: Conning Corp., Conning Inc., Conning, Conning Investment,
              and CCPLP V
            City Place II, 185 Asylum Street
            Hartford, Connecticut 06103-4105

ITEM 2(c).  CITIZENSHIP:

            Swiss Reinsurance Company is a Swiss corporation.
            Swiss Re America Holding Corporation is a Delaware corporation. Conning Corp. is a Missouri corporation.
            Conning, Inc. is a Delaware corporation.
            Conning is a Connecticut corporation.
            Conning Investment is a Delaware limited liability company. CCPLP V is a Delaware limited partnership.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share.

ITEM 2(e).  CUSIP NUMBER:

            180668105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) |_| Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o);

            (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);

            (c) |_| Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c);

            (d) |_| Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e) |_| An investment adviser in accordance with section
                    240.13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with section 240.13d-1(b)(1)(ii)(F);

            (g) |_| A parent holding company or control person in accordance
                    with section 240.13d-1(b)(1)(ii)(G);

            (h) |_| A savings association as defined in section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           This Schedule 13G statement is being filed pursuant to Rule 13d-1(c).

ITEM 4. OWNERSHIP.

                                                     -----------------------------------------------------------------
                                                          Number of Shares as to which the Reporting Person has:
----------------------------------------------------------------------------------------------------------------------
                                                     Sole Power to                     Sole Power to    Shared Power
                         Amount                         Vote or       Shared Power     Dispose or to   to Dispose or
                   Beneficially Owned   Percent of     Direct the     to Vote or to     Direct the       Direct the
Reporting Person           (1)             Class          Vote       Direct the Vote  Disposition of   Disposition of
----------------------------------------------------------------------------------------------------------------------
Swiss
Reinsurance             1,100,000          8.6%          - 0 -          1,100,000          - 0 -         1,100,000
Company
----------------------------------------------------------------------------------------------------------------------
Swiss Re America
Holding                 1,100,000          8.6%          - 0 -          1,100,000          - 0 -         1,100,000
Corporation
----------------------------------------------------------------------------------------------------------------------
Conning Corp.           1,100,000          8.6%          - 0 -          1,100,000          - 0 -         1,100,000
----------------------------------------------------------------------------------------------------------------------
Conning, Inc.           1,100,000          8.6%          - 0 -          1,100,000          - 0 -         1,100,000
----------------------------------------------------------------------------------------------------------------------
Conning                 1,100,000          8.6%          - 0 -          1,100,000          - 0 -         1,100,000
----------------------------------------------------------------------------------------------------------------------
Conning                 1,100,000          8.6%          - 0 -          1,100,000          - 0 -         1,100,000
Investment
----------------------------------------------------------------------------------------------------------------------
CCPLP V                 1,100,000          8.6%          - 0 -          1,100,000          - 0 -         1,100,000
----------------------------------------------------------------------------------------------------------------------

(1) By virtue of the relationships described in Item 2(a), each of the Swiss Re Entities may be deemed to beneficially own all of the shares of Common Stock beneficially owned by Conning Entities. By virtue of the relationships described in Item 2(a), the Swiss Re Entities, Conning Corp. and Conning, Inc. may be deemed to beneficially own all of the shares of Common Stock beneficially owned by Conning. By virtue of the relationships described in Item 2(a), Conning may be deemed to beneficially own all of the shares of Common Stock deemed beneficially owned by Conning Investment and CCPLP V. By virtue of the relationships described in Item 2(a), Conning Investment may be deemed to beneficially own all of the shares of Common Stock held directly by CCPLP V. The filing of this statement by the Swiss Re Entities, Conning Corp., Conning, Inc., Conning or Conning Investment shall not be construed as an admission that any of Swiss Re Entities, Conning Corp., Conning, Inc., Conning or Conning Investment is, for the purposes of Section 13(d) or Section 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G.

Because of the relationships described in Item 2(a), the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person(s) has (have) ceased to be the beneficial owner of more than five percent of the class of securities, then check the following |_|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         See Exhibit B.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002

Swiss Reinsurance Company


By: /s/ Markus U. Diethelm
    ---------------------------------------
    Name:  Markus U. Diethelm
    Title: Member of Senior Management

Swiss Re America Holding Corporation


By: /s/ John T. Baily
    ---------------------------------------
    Name:  John T. Baily
    Title: Vice President

Dated:  February 13, 2002

Conning Corporation


By: /s/ Paul W. Kopsky
    ---------------------------------------
    Name:  Paul W. Kopsky
    Title: Executive Vice President


Conning, Inc.


By: /s/ Paul W. Kopsky
    ---------------------------------------
    Name:  Paul W. Kopsky
    Title: Executive Vice President


Conning & Company


By: /s/ Paul W. Kopsky
    ---------------------------------------
    Name:  Paul W. Kopsky
    Title: Executive Vice President


Conning Investment Partners V, LLC


By: /s/ Preston B. Kavanagh
    ---------------------------------------
    Name:  Preston B. Kavanagh
    Title: Senior Vice President

Conning Capital Partners V, L.P.


By: /s/ Preston B. Kavanagh
    ---------------------------------------
    Name:  Preston B. Kavanagh
    Title: Senior Vice President

                                    EXHIBIT A

                        AGREEMENT AMONG REPORTING PERSONS

         In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned each agree to the joint filing on behalf of each of them of the statement on Schedule 13G (including any and all further amendments thereto) with respect to the Common Stock of Clark/Bardes, Inc., and agree that such statement is, and any amendments thereto filed by any of them will be, filed on behalf of each of them, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

         This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Date:  February 13, 2002


Swiss Reinsurance Company

By:  /s/ Markus U. Diethelm
     --------------------------------------
     Name:  Markus U. Diethelm
     Title:  Member of Senior Management

Swiss Re America Holding Corporation


By:  /s/ John T. Baily
     --------------------------------------
     Name:  John T. Baily
     Title:  Vice President

Date:  February 13, 2002

Conning Corporation


By:  /s/ Paul W. Kopsky
     --------------------------------
     Name:  Paul W. Kopsky
     Title: Executive Vice President


Conning, Inc.


By:  /s/ Paul W. Kopsky
     --------------------------------
     Name:  Paul W. Kopsky
     Title: Executive Vice President

Conning & Company


By:  /s/ Paul W. Kopsky
     --------------------------------
     Name:  Paul W. Kopsky
     Title: Executive Vice President


Conning Investment Partners V, LLC


By:  /s/ Preston B. Kavanagh
     --------------------------------
     Name:  Preston B. Kavanagh
     Title: Senior Vice President


Conning Capital Partners V, L.P.


By:  /s/ Preston B. Kavanagh
     --------------------------------
     Name:  Preston B. Kavanagh
     Title: Senior Vice President

         [COUNTERPART SIGNATURE PAGE TO AGREEMENT AMONG REPORT PERSONS]

                                    EXHIBIT B

            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                 ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                    PARENT HOLDING COMPANY OR CONTROL PERSON

         Swiss Reinsurance Company, a Swiss corporation, is a parent holding company that is (with the other reporting persons) filing this statement pursuant to Rule 13d-1(c). On July 2, 2001, Swiss Re America Holding Corporation, a Delaware corporation and wholly owned subsidiary of Swiss Reinsurance Company, purchased all of the issued and outstanding capital stock of Conning Corporation. As described in Item 2(a), Conning Corporation owns all of the outstanding capital stock of Conning, Inc., which owns all of the outstanding capital stock of Conning & Company, which is the managing member of Conning Investment Partners V, LLC, which is the general partner of Conning Capital Partners V, L.P., which directly owns the Common Stock. Accordingly, Swiss Reinsurance Company, Swiss Re America Holding Corporation, Conning Corporation, Conning, Inc., Conning & Company and Conning Investment Partners V, LLC are each parent holding companies or control persons in the holding company structure described in Item 2(a) and Item 4, which identify the relationships among such parties and their respective subsidiaries or control persons.